Exhibit 10.2

SHARED SERVICES AGREEMENT

by and between

KELLWOOD COMPANY, LLC

and

VINCE, LLC

Dated as of [            ], 2013

TABLE OF CONTENTS

ARTICLE I Definitions		1
1.1	Certain Defined Terms in this Agreement	1
1.2	Interpretation	4

ARTICLE II Services		4
2.1	Service Schedules.	4
2.2	Performance of Services	4

ARTICLE III Charges and Billing; Taxes		6
3.1	Fees for Services	6
3.2	Fees for New Services	6
3.3	Fees for Services Provided by Third Party Service Providers	6
3.4	Invoices	6
3.5	Quarterly True-Up	7
3.6	Late Payments	8
3.7	Taxes	8

ARTICLE IV Term		8
4.1	Agreement	8
4.2	Service Schedules	8
4.3	Termination for Cause	8
4.4	Termination of Individual Services	8
4.5	Termination Assistance	9

ARTICLE V Confidentiality		9
5.1	Confidential Information	9
5.2	Standard of Care; Disclosure	10
5.3	Data Privacy	10

ARTICLE VI Indemnification		10
6.1	Obligation of the Service Provider to Indemnify	10
6.2	Obligation of the Recipient to Indemnify	10

ARTICLE VII Exclusion of Certain Damages and Sole Remedy		10
7.1	EXCLUSION OF CERTAIN DAMAGES AND SOLE REMEDY	10
7.2	Sole Remedy	11
7.3	Disclaimer of Warranties	11
7.4	Force Majeure	11
7.5	Specific Performance	11

ARTICLE VIII Miscellaneous		12
8.1	Shared Contracts	12
8.2	Independent Contractors	12
8.3	Employees	13
8.4	Intellectual Property	13
8.5	Dispute Resolution	13

8.6	Notices	14
8.7	Successors and Assigns	15
8.8	Amendment and Waiver.	15
8.9	Counterparts	15
8.10	Headings	15
8.11	Governing Law	15
8.12	Severability	15
8.13	Entire Agreement	15
8.14	Further Assurances	16
8.15	Publicity	16

ii

SHARED SERVICES AGREEMENT

THIS SHARED SERVICES AGREEMENT (this “Agreement”) is made and entered into as of [            ], 2013 (“Effective Date”) by and between Kellwood Company, LLC, a Delaware limited liability company (“Kellwood”) and Vince, LLC, a Delaware limited liability company (“Vince”). Each of Kellwood and Vince are referred to herein sometimes as a “Party” and together as the “Parties.”

WITNESSETH:

WHEREAS, each of the Parties has requested that the other Party provide certain services to the first Party; and

WHEREAS, each of the Parties has agreed to provide services to and accept services from the other Party.

NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, agreements, and conditions contained herein, the Parties agree as follows.

ARTICLE I

Definitions

1.1 Certain Defined Terms in this Agreement. The following terms when used in this Agreement with initial capital letters shall have the respective meanings set forth in this Section 1.1.

(a) “Accounting Firm” shall mean Ernst & Young, and if Ernst & Young refuses or is unable to perform the requested services, Deloitte. If Deloitte refuses or is unable to perform the requested services, Kellwood and Vince shall negotiate in good faith to agree upon a different valuation firm, which valuation firm shall not be one of the ten largest accounting firms in the United States.

(b) “Agreement” shall have the meaning set forth in the preamble.

(c) “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise; provided that with respect to either Party to this Agreement, the other Party shall not be deemed to be its Affiliate.

(d) “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required to be closed in the state of New York.

(e) “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services, or research or development of either Party or their respective suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, either Party’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and databases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other intellectual property rights. Notwithstanding the foregoing, “Confidential Information” does not include (a) information that either Party can demonstrate was or has become generally available to the public other than as a result of disclosure by such Party or its Affiliates, (b) information that is disclosed to a Party or its Affiliates, other than under an obligation of confidentiality, by a third party who had no obligation not to disclose such information to others or (c) information that is independently developed after the date hereof by a Party or its Affiliates without the use of the other Party’s or its Affiliates’ Confidential Information.

(f) “Effective Date” shall have the meaning set forth in the preamble.

(g) “Fees” shall mean the charges for the Services payable by the Recipient to Service Provider.

(h) “Governmental Authority” means any government, nation, state, province, territory or any political subdivision thereof and any department, commission, board, bureau, agency, instrumentality, or other regulatory authority of any of the foregoing, whether federal, state, local transnational or foreign.

(i) “Law” means any applicable law, rule, regulation, judgment, injunction, order, decree or other restriction of any Governmental Authority.

(j) “Loss” shall have the meaning set forth in Section 6.1.

(k) “Kellwood Business” means the business of Kellwood immediately prior to the Closing, other than the Vince Business.

(l) “New Services” means any services that prior to the date of this Agreement were not received by the Recipient through or from the Service Provider and which are added to the Schedules after the Effective Date pursuant to Section 2.1(b) upon mutual agreement by the Parties.

(m) “New Services Fees” means the fees for New Services, which shall be mutually agreed upon in good faith by the Parties.

(n) “Person” means an individual, sole proprietorship, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

(o) “Prime Rate” means the rate that Wells Fargo (or its successor or another major money center commercial bank agreed to by the parties) announces as its prime lending rate, as in effect from time to time.

(p) “Recipient” means a Party in its capacity of receiving Services from the other Party.

(q) “Recipient Expense” means any amounts that may be paid by Service Provider on behalf of Recipient, including payroll, benefits, taxes, vendor payments or any other Recipient related expenses.

(r) “Schedule” means a schedule attached hereto.

(s) “Service Provider” means a Party in its capacity of providing Services to the other Party.

(t) “Service Term” means the term of each Service which shall begin on the Effective Date, or such later date, if any, set forth on the Schedule related to such Service, and shall continue indefinitely unless (i) an express expiration date is set forth in the applicable Schedule with respect to such Service, in which case such Service Term shall be through the expiration date expressly set forth in the applicable Schedule with respect to such Service (unless terminated earlier pursuant to Section 4.3 or Section 4.4) or (ii) terminated pursuant to Section 4.3 or Section 4.4.

(u) “Services” means (i) the services set forth on the Schedules attached hereto, (ii) if not set forth on the Schedules attached hereto, such other services that the Recipient received through or from the Service Provider in the ordinary course of business within the twelve (12) months prior to the date of this Agreement and which are requested in writing by the Recipient (other than legal services, store design and any other services that Vince is currently performing as of the date hereof, which shall not be services hereunder) and (iii) the New Services, in each case as further described in Article II.

(v) “Third Party Service Provider” means a third party that has been engaged by a Service Provider to assist in the delivery and performance of its obligations under this Agreement.

(w) “Term” means the period commencing on the Effective Date and, unless sooner terminated pursuant to the terms hereof, continuing in effect until the termination of all Service Terms.

(x) “Vince Business” means the design, development, manufacturing, sourcing, marketing, licensing, distribution and sale of Vince branded apparel and related accessories through wholesale, retail stores, e-commerce and any other distribution channels.

1.2 Interpretation. When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and, unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive. Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

ARTICLE II

Services

2.1 Service Schedules.

(a) Commencing on the Effective Date and continuing throughout the Service Term applicable to each Service, the Service Provider (including through its Affiliates and Third Party Service Providers) shall provide the Services to the Recipient pursuant to the terms of this Agreement and as set forth in the Schedules. In the event of any discrepancy between this Agreement and any Schedule, this Agreement shall govern unless the Schedule expressly overrides this Agreement.

(b) Unless otherwise expressly set forth on any particular Schedule or Schedules (in which such case the terms set forth on such Schedule or Schedules shall govern the modification or supplementation of such Schedule or Schedules), after the date hereof, the Schedules may be modified or supplemented only by mutual agreement of the Parties.

(c) Notwithstanding the fact that prior to the Effective Date the Service Provider may have performed Services without charge for the Recipient according to past practice in the ordinary course of business, the Recipient is hereby required to pay the Service Provider for such Services in accordance with the terms of the Agreement including Article III hereof.

2.2 Performance of Services.

(a) The Service Provider covenants that it shall perform the Services in a commercially reasonable and workmanlike manner, and in any case, in a manner consistent with the level of services such Service Provider would in similar circumstances provide to its Affiliates through its companies or businesses, or as otherwise provided in the Schedules. During the Term, the Service Provider shall use commercially reasonable efforts to maintain the resources appropriate to provide the Services with not less than the level of care, quality, and timeliness that the Service Provider would use to provide similar services to its own businesses. The Service Provider shall promptly notify the Recipient of any staffing or resource problems of which it becomes aware of that could reasonably be considered to materially affect the Services. The Parties shall work together in good faith to remedy any such problems.

(b) The Recipient understands that prior to the Effective Date, the Service Provider may have contracted with Third Party Service Providers to provide services in connection with all or any portion of the Services to be provided hereunder. The Service Provider reserves the right to continue in accordance with past practice in the ordinary course of business to subcontract with Third Party Service Providers to provide the Services.

(c) The Service Provider shall perform the Services in compliance in all material respects with all applicable Laws. The Service Provider shall promptly notify the Recipient of any compliance problems of which it becomes aware that could reasonably be considered to materially and adversely affect the Services or the Recipient.

(d) Both Parties shall use commercially reasonable efforts to obtain as promptly as possible the consents, approvals, licenses or authorizations of any Person as may be necessary for the performance of its obligations pursuant to this Agreement, provided that the Service Provider shall be the primary point of contact with such Person. The Recipient shall be responsible for any costs associated with obtaining such consents, approvals, licenses or authorizations, provided that the Service Provider must obtain the Recipient’s prior consent to such costs before agreeing to or otherwise incurring such costs. In the event that the consent, approval, license or authorization of any such Person, if required, is not obtained within a reasonable time period after the Effective Date, the Parties shall work together to develop a commercially reasonable alternative for the provision of the Services affected by such failure to obtain consent. While the Parties are developing such an alternative plan, the Service Provider shall be relieved of its obligations as set forth in Section 2.2(e) and the Recipient shall not be obligated to pay for such Services. If the Parties elect such an alternative plan, the Service Provider shall provide the Services in such alternative manner at the Recipient’s sole cost and expense (unless otherwise agreed in writing by the Parties). If the Parties do not accept such alternative, or no commercially reasonable alternative exists, the Service Provider shall be relieved of its obligation to provide such Service and Recipient shall have no obligation to pay for such Service.

(e) The Service Provider’s inability to perform any of its responsibilities under this Agreement shall be excused if and to the extent the non-performance is caused by: (i) the failure of the Recipient, its third party providers, its subcontractors, or its or their employees or agents: (A) to perform the Recipient’s obligations under this Agreement, or (B) to provide resources the Service Provider reasonably requested when required; (ii) the wrongful or tortious actions of the Recipient, its third party providers, its subcontractors, or its or their employees or agents; (iii) the Service Provider’s compliance with the Recipient’s instructions, decisions, consents, notices, acceptances, authorizations, waivers, permissions or approvals; or (iv) the improper functioning or unavailability of technology for which Service Provider or any of its Third Party Service Providers does not have operational responsibility. In the event the Recipient fails to perform its obligations hereunder or to provide resources under this Agreement when required, the Service Provider will notify the Recipient in writing of any such failure and nonetheless use commercially reasonable efforts to provide the Services in the absence of such resources, provided that the Recipient will reimburse the Service Provider for any costs reasonably incurred by Service Provider in the course of mitigating, overcoming, or working around the effects of such non-performance.

(f) Review Meetings. The Parties agree to hold review meetings (the “Review Meetings”) not less than once each fiscal year of Vince on a date to be set by management of Vince with the consent of Kellwood, which shall not be unreasonably withheld, conditioned or delayed. Representatives of Vince and of Kellwood shall attend the Review Meeting (and Vince and Kellwood shall use commercially reasonable efforts to cause all Kellwood Affiliates and, if requested by either Party, Third Party Service Providers, in each case that are providing Services hereunder at the time of the meeting to attend the Review Meeting) and such attendees shall review and discuss any operational, strategic or other issues raised by any participant with respect to the provision of the Services, including any New Services or proposed New Services. The Parties intend that the information exchanged at such Review Meetings shall be in addition to ongoing communication between representatives of the Parties with respect to the provision of services hereunder. In the event either Party determines to change their fiscal year, it shall give not less than ninety (90) day’s written notice to the other Party of such change and the Parties shall work in good faith to make such changes as may be reasonably necessary to this Agreement and the Schedules as a result of such fiscal year change.

ARTICLE III

Charges and Billing; Taxes

3.1 Fees for Services. Unless otherwise set forth in the Schedules, the Fees for the Services (other than New Services) shall be the full amount of any and all actual out-of-pocket expenses, including base salary, wages, certain bonuses and other benefits (without providing for any margin of profit or allocation of depreciation or amortization expense) incurred by the Service Provider or its Affiliates in connection with the provision of the Services; provided that in no event shall the Fees be less than the actual out-of-pocket expenses, including base salary, wages, certain bonuses and other benefits (without providing for any margin of profit or allocation of depreciation or amortization expense) incurred by the Service Provider or its Affiliates in connection with the provision of the Services.

3.2 Fees for New Services. The Fees for the New Services shall be the New Services Fees.

3.3 Fees for Services Provided by Third Party Service Providers. The Fees for any Services that the Service Provider provides through a Third Party Service Provider shall be the actual cost incurred by the Service Provider in contracting with the Third Party Service Provider to provide such Service.

3.4 Invoices. The Service Provider shall provide an invoice for the Fees and amounts owed hereunder on a monthly basis in arrears, by the fifteenth (15th) Business Day following the end of each fiscal month commencing with the first completed fiscal month following the Effective Date. Each invoice shall set forth in reasonable detail the applicable Services provided during such period and the corresponding amounts owed for each of the Services. The Recipient shall pay the invoice in full within fifteen (15) Business Days of receiving such invoice. The Service Provider shall give reasonable advance notice of the amount of Recipient Expenses to the Recipient and the Recipient Expenses shall be deposited by Recipient into an account specified by Service Provider at least three (3) Business Days prior to being paid out by Service Provider. Any Recipient Expense that may be paid by Service Provider prior to such deposit shall be promptly, and no later than five (5) Business Days after requested by the Service Provider, reimbursed to the Service Provider by the Recipient. The Recipient shall have the right, upon reasonable written notice to the Service Provider, to reasonably inspect the books, accounts and records of the Service Provider relating directly to the Services solely for the purposes of verifying the amounts invoiced to the Recipient hereunder; provided, that such access does not unreasonably interfere with the operations of the Service Provider or any of its Affiliates. The Recipient shall bear the cost of any such inspection.

3.5 Quarterly True-Up. Within thirty (30) days following the end of each Vince fiscal quarter, the Service Provider shall deliver to the Recipient a statement (in its final and binding form, the “True-Up Statement”) setting forth, in reasonable detail, all (i) amounts invoiced for such fiscal quarter and (ii) the amount (the “True-Up Amount”), either to be paid by the Recipient to the Service Provider or by the Service Provider to the Recipient, required to reconcile the actual Fees for such fiscal quarter versus the amount of Fees paid for such fiscal quarter by the Recipient to the Service Provider. During the fifteen (15) days following the Recipient’s receipt of the True-Up Statement, the Recipient shall be permitted to review the Service Provider’s working papers relating to the True-Up Statement. The True-Up Statement shall become final and binding upon the parties fifteen (15) days following the Recipient’s receipt thereof, unless the Recipient gives written notice of its disagreement (a “Notice of Disagreement”) to the Service Provider prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If a timely Notice of Disagreement is received by the Service Provider, then the True-Up Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the Parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved in writing by the Accounting Firm. The True-Up Amount, if any, shall be paid by the applicable Party within five (5) business days of the True-Up Statement becoming final. During the fifteen (15) days following delivery of a Notice of Disagreement, the Service Provider and the Recipient shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period, the Service Provider shall be permitted to review the Recipient’s working papers relating to the Notice of Disagreement. At the end of such fifteen (15)-day period, the Service Provider and the Recipient shall submit to the Accounting Firm for review and resolution of all matters (but only such matters) that remain in dispute, and the Accounting Firm shall make a final determination of the True-Up Amount in accordance with the guidelines and procedures set forth in this Agreement. The Service Provider and the Recipient will cooperate with the Accounting Firm during the term of its engagement. The Accounting Firm’s determination of True-Up Amount shall be based solely on written presentations submitted by the Service Provider and the Recipient which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Accounting Firm shall consider only the disputed matters that were included in the Notice of Disagreement and the Accounting Firm may not assign a value to any item in dispute greater than the greatest value assigned by the Recipient, on the one hand, or the Service Provider, on the other hand, or less than the smallest value for such item assigned by the Recipient, on the one hand, or the Service Provider on the other hand. The True-Up Statement shall become final and binding on the Parties on the date the Accounting Firm delivers its final resolution in writing to the Parties (which the Accounting Firm shall be instructed to deliver not more than thirty (30) days following submission of such disputed matters). The fees and expenses of the Accounting Firm shall be allocated based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party in the written presentation to the Accounting Firm. For example, if the Recipient submits a Notice of Disagreement for $1,000, and if Service Provider contests only $500 of the amount claimed by the Recipient, and if the Accounting Firm ultimately resolves the dispute by awarding the Recipient $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300/500) to the Service Provider and 40% (i.e., 200/500) to the Recipient.

3.6 Late Payments. Fees not paid when due in accordance with the provisions of Section 3.4 shall bear interest at a rate per annum equal to the Prime Rate plus one percent (1%) from such date due until the date paid (including any disputed Fees to the extent finally determined in accordance with Section 3.5 to be due and payable).

3.7 Taxes. The Recipient shall pay any and all taxes incurred in connection with the Service Provider’s provision of the Services, including all sales, use, value-added, and similar taxes, but excluding taxes based on the Service Provider’s net income.

ARTICLE IV

Term

4.1 Agreement. This Agreement shall remain in effect during the Term; provided that, the provisions of Article V, Article VI, Article VII, and Article VIII, and any other provision of this Agreement and the Service Schedules which by their terms are intended to survive, shall survive the termination or the expiration of this Agreement.

4.2 Service Schedules. The term of each Service shall be the Service Term for that Service.

4.3 Termination for Cause. Either Party may terminate this Agreement if the other Party is in material breach of this Agreement, and such other Party fails to cure such breach within thirty (30) days following receipt of written notice thereof from the non-breaching Party; it being agreed that failure of the Recipient to timely pay invoices pursuant to Section 3.4 (subject to Section 3.5) shall constitute a material breach of this Agreement.

4.4 Termination of Individual Services. The Recipient may terminate any or all of the Services (including any portion of a specific Service) at any time for any reason (with or without cause) upon giving the Service Provider the required advanced notice for termination of such Service or Services as set forth in the Schedule applicable to such Service or Services; provided that if the Schedule does not specify a notice requirement for the applicable Service or Services to be terminated, ninety (90) days prior written notice shall be required to be given by the Recipient. The termination of any Service or a portion thereof shall not relieve the Recipient of the obligation to pay for any terminated Services that are provided prior to the effective date of such termination. The Recipient acknowledges that upon the termination of certain Services or portions thereof, the Service Provider may no longer be in a position to provide certain other Services or portions thereof that are related to such terminated Services or terminated portions thereof. Within ten (10) Business Days following the date upon which the Recipient notifies the Service Provider in writing that the Recipient no longer requires the Service Provider to provide a Service or portion thereof (the “Proposed Terminated Services”), the Service Provider shall notify the Recipient in writing of the related Services or portions thereof that the Service Provider will no longer be in a position to provide upon the termination of the Proposed Terminated Services (the “Additional Terminated Services”) and the Recipient shall, within five (5) Business Days of such notification by the Service Provider, respond in writing of the Recipient’s determination to (i) terminate the Proposed Terminated Services and the Additional Terminated Services or (ii) withdraw the initial election to terminate the Proposed Terminated Services.

4.5 Termination Assistance. Except as otherwise provided in Article V, upon termination of this Agreement or when any Confidential Information furnished by the disclosing party pursuant to this Agreement is no longer needed for the purposes contemplated by this Agreement, the receiving party shall, at the disclosing party’s written direction, promptly either return to the disclosing party all the disclosing party’s Confidential Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon), or certify to the disclosing party that such Confidential Information has been destroyed; provided that the receiving party shall not be required to return or destroy Confidential Information that (a) is required to be retained by law, regulation, rule or policy of any stock exchange or regulatory authority or documented internal retention policies, or (b) is residing in data back-up systems and created in the ordinary course of business; and provided further that any Confidential Information so retained will treated consistent with the receiving party’s own confidential information.

ARTICLE V

Confidentiality

5.1 Confidential Information. Each Party shall maintain, and shall cause such Party’s controlling equity holders, directors, officers, employees, agents, consultants and contractors to maintain, in strict confidence and shall not disclose to any third party (except to its Affiliates and service providers in connection with the provision of the Services that are themselves bound by similar nondisclosure restrictions; provided, that the Party disclosing such Confidential Information to its Affiliates or service providers shall be liable for any disclosures made by such Affiliates or service providers that would, if made by the disclosing Party, violate this Section 5.1 as if the disclosing Party had made such disclosure) any and all Confidential Information, except as may be necessary in order to comply with a requirement of Law, in which case the receiving party shall, if permissible, promptly notify the disclosing party of any such requirement and such disclosing party shall be permitted to seek confidential treatment for such information; provided that any Party or its Affiliates may disclose the terms of this Agreement (without providing notice to the other Party) (i) in any registration statement relating to the initial public offering by Apparel Holding Corp., a Delaware corporation, of its common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Initial Public Offering”) and (ii) in order to comply with the disclosure requirements of the U.S. Securities Exchange Commission (including but not limited to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended), and the rules and regulations of any exchange on which such Party’s securities are listed.

5.2 Standard of Care; Disclosure. With respect to any such Confidential Information, each of the Parties shall: (i) use the same degree of care in safeguarding the other Party’s Confidential Information as it uses to safeguard its own information which is proprietary and/or treated as confidential; and (ii) upon the discovery of any inadvertent disclosure or unauthorized use of the Confidential Information, or upon obtaining notice of such disclosure or use from the other Party, take or cause to be taken all necessary actions to prevent any further inadvertent disclosure or unauthorized use.

5.3 Data Privacy. Each Party shall use commercially reasonable efforts to develop and implement a written comprehensive information security program to protect personal information and shall use commercially reasonable efforts to implement and maintain appropriate security measures to protect personal information, in each case to the extent required by applicable Laws.

ARTICLE VI

Indemnification

6.1 Obligation of the Service Provider to Indemnify. The Service Provider shall indemnify, defend, and hold harmless the Recipient, its Affiliates, and its and their respective equity holders, directors, officers, managers, employees, agents, representatives successors and permitted assigns (collectively, the “Recipient Indemnitees”) from and against any and all deficiencies, liabilities, obligations or out-of-pocket costs or expenses, including reasonable attorneys’ fees and expenses and costs and expenses of investigation (collectively, “Losses”) incurred or suffered by the Recipient Indemnitees attributable or relating to the Service Provider’s actual fraud or breach of this Agreement; provided, that, other than in the case of actual fraud or a breach of Article V hereof by the Service Provider, the amount of such indemnification shall not exceed an aggregate amount equal to the fees actually received by the Service Provider from the Recipient for provision of the Service or Services attributable to or relating to such Losses for the six calendar months preceding the date on which such claim for indemnification is made.

6.2 Obligation of the Recipient to Indemnify. The Recipient shall indemnify, defend, and hold harmless the Service Provider, its Affiliates and its and their respective equity holders, directors, officers, managers, employees, agents, representatives, successors and permitted assigns (collectively, the “Service Provider Indemnitees”) from and against any and all Losses incurred or suffered by any Service Provider Indemnitee attributable or relating to the Recipient’s actual fraud or breach of this Agreement.

ARTICLE VII

Exclusion of Certain Damages and Sole Remedy

7.1 EXCLUSION OF CERTAIN DAMAGES AND SOLE REMEDY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT FOR CLAIMS RELATING TO (A) A BREACH OF ARTICLE V OR (B) A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR ACTUAL FRAUD, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOST PROFITS, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS

BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES. THE PARTIES AGREE THAT THE LIMITATIONS SPECIFIED IN THIS SECTION 7.1 SHALL SURVIVE AND APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

7.2 Sole Remedy. Except as set forth in Section 7.5, the Parties acknowledge and agree that their sole and exclusive remedy against any other Party or any of their Affiliates and any equityholder, officer, manager, director, employee or agent of any of the foregoing, whether in any individual, corporate or any other capacity, with respect to any and all claims, other than claims for actual fraud or a breach of Article V relating (directly or indirectly) to the subject matter of this Agreement, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be as set forth in Article VI.

7.3 Disclaimer of Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THE SERVICE PROVIDER AND THE RECIPIENT HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

7.4 Force Majeure. Each Party will be excused from acting, failing to act or delay in acting, and no such action, failure or delay shall constitute a breach of this Agreement or otherwise give rise to any liability of such Party, if such action, failure or delay is caused by circumstances beyond such Party’s reasonable control, including, but not limited to, emergency conditions, action or inaction of governmental, civil or military authority, fire, strike, lockout or other labor dispute, war, riot, theft, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities, or failure to act or delay resulted from such Party’s reasonable belief based upon the advice of its counsel that the action would have violated Law; provided that if such Party’s failure to act or delay is pursuant to such advice of counsel, such Party shall immediately inform the other Party of such advice and shall propose for the other Party’s approval a commercially reasonable alternative to the advised-against action (and any additional or increased expenses associated with such alternative) and shall take such alternative action upon the other Party’s approval and any additional or increased expense shall be borne by the other Party. In any such event, the Recipient’s and the Service Provider’s obligations hereunder shall be postponed for such time as the performance is suspended or delayed on account of such event and the Parties shall seek to promptly identify and implement a commercially reasonable alternative to minimize any interruption, delay or failure in the provision of the Services hereunder. Each of the Recipient and the Service Provider shall promptly notify the other in writing upon learning of the occurrence of such event, such notice to provide reasonable detail as to the nature of such event, and each of the Recipient and the Service Provider will promptly use its commercially reasonable efforts to resume its performance with the least practicable delay.

7.5 Specific Performance. The Parties agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement, and any breach of the provisions of this Agreement would result in irreparable injury and damage for which no Party would have an adequate remedy at law. Therefore, in the event of a breach or a threatened breach of the provisions of this Agreement, each Party, in addition to any other rights and remedies existing in its favor at law or in equity, shall be entitled to specific performance or immediate injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions of this Agreement (without posting a bond or other security), without having to prove damages. The terms of this Section 7.5 shall not prevent any Party from pursuing any other available remedies for any breach or threatened breach of this Agreement.

ARTICLE VIII

Miscellaneous

8.1 Shared Contracts. With respect to any contracts of Kellwood or its Affiliates that are used in the operation of the Vince Business or any contracts of Vince or its Affiliates that are used in the operation of the Kellwood Business (“Shared Contracts”), at the Recipient’s (which Recipient may be Kellwood or Vince) request, the Service Provider shall (and shall cause the applicable Affiliate to) use commercially reasonable efforts to assist the Recipient to obtain the agreement of any Third Party to such Shared Contract to the entering into of a new Contract with the Recipient pursuant to which the Recipient or its designated Affiliates will have access to the supplies or services covered by, and receive any other benefit conferred by, such Shared Contract with respect to the Vince Business or Kellwood Business, as applicable. To the extent the foregoing is not possible or practical or in the event that the Third Party does not agree to enter into a new Contract with the Recipient or one of its designated Affiliates, at the Recipient’s request, the Parties shall, in each case to the extent permitted under the applicable Shared Contract, design an arrangement pursuant to which the Recipient or its designated Affiliates will receive substantially all of the material rights and benefits (and will assume and discharge their proportionate share of the obligations or be invoiced for such amounts pursuant to Article III and as further described below) of such Shared Contracts as may be received by the Vince Business or the Kellwood Business, as applicable, prior to the date hereof. Such an arrangement shall include the obligation of the Service Provider or the applicable Affiliate to forward (where possible and practical) supplies or services, as the case may be, received from such Shared Contract with respect to the Vince Business or Kellwood Business, as applicable, to the Recipient or its designated Affiliates in accordance with reasonable instructions from the Recipient, until the term of such Shared Contract terminates in accordance with its terms. The Recipient shall be invoiced by and reimburse the Service Provider or the applicable Affiliate for its proportionate share of the reasonable out-of-pocket and third party costs incurred with respect such Shared Contracts. For example, if a the total amount owed to a third party under a Shared Contract is $1,000 per month by the Service Provider and the Recipient receives 20% of the product, services or benefit of such Shared Contract the Recipient shall be invoiced by and reimburse the Service Provider in an amount equal to $200 per month.

8.2 Independent Contractors. Except as otherwise agreed in writing in the Schedules by the Parties, in the performance of the Services to be rendered hereunder, the Service Provider shall at all times act as an independent contractor, and is not in any respect an agent, attorney, employee, representative, joint venturer, partner or fiduciary of the Recipient, and the Service Provider shall not declare or represent to any third party that the Service Provider is acting in any respect as agent, attorney, employee, representative, joint venturer or fiduciary of the Recipient. Neither the Service Provider nor the Recipient shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any understanding on behalf of the other in any way whatsoever.

8.3 Employees. Individuals employed by the Service Provider, its Affiliates or any Third Party Service Provider who provide Services shall in no respect be considered employees of the Recipient or any of its Affiliates. The Service Provider is an independent contractor and will have exclusive control and direction of its employees engaged in performing the Services hereunder. The Service Provider assumes full responsibility for the payment of local, state, federal payroll, withholding taxes, severance obligations and termination costs for its employees engaged in the performance of Services hereunder.

8.4 Intellectual Property.

(a) Subject to the other terms and conditions of this Agreement and to the receipt of any required consents from the applicable third parties, each Party hereby grants to the other Party a worldwide, non-exclusive, royalty-free license, with the right to sublicense, to make, have made, use, sell, offer for sale, import, copy, maintain, modify, enhance, and create derivative works of the intellectual property of such property solely as necessary for the purpose of providing the Services under, in accordance with, and for the duration of, this Agreement.

(b) Each Party acknowledges that, except as expressly provided for in this Section 8.4, it will acquire no right, title or interest (including any license rights or rights of use) in any intellectual property which is owned or licensed by any other Party, by reason of the provision of the Services provided hereunder. No Party shall remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by the other Party, and each Party shall reproduce any such notices on any and all copies thereof. No Party shall attempt to decompile, translate, reverse engineer or make excessive copies of any intellectual property owned or licensed by the other Party, and each Party shall promptly notify the other Party of any such attempt, regardless of whether by such would-be notifying Party or any third party, of which such would-be notifying Party becomes aware.

8.5 Dispute Resolution.

(a) Except as set forth in Section 7.5 , and except disputes under Section 3.5, any dispute between the Parties shall be resolved as provided in this Section 8.5, which shall be the sole and exclusive procedure for the resolution of any such disputes. The Parties shall first attempt in good faith to resolve any dispute between them by negotiation. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within ten (10) Business Days after receipt of such written notice, the receiving Party shall submit to the other a written response. The notice and the response shall include a statement of each Party’s position, a summary of arguments supporting that position and any supporting documentation. Within five (5) Business Days after receipt of the written response by the other Party, the Parties shall meet at a mutually agreeable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.

(b) If the Parties are unable to resolve, or do not anticipate resolving, the dispute within thirty (30) days (or such longer period as the Parties may agree) after notice of such dispute is received by the non-disputing Party, then the dispute shall be referred to executives at the Service Provider and the Recipient who have authority to settle the dispute. Such executives shall attempt to resolve the dispute by good faith negotiation.

(c) If the Parties’ executives are unable to resolve any dispute within ten (10) Business Days (or such longer period as the parties may agree) after such dispute is referred to them, the Parties shall undertake to promptly initiate mediation and to appoint an independent mediator or, if the Parties cannot agree, the mediator shall be appointed by the American Arbitration Association office in New York, New York. Each Party shall bear its own costs of mediation and shall share equally the cost of the mediator and the mediation proceedings.

8.6 Notices. All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed conclusively to have been given (i) when personally delivered, (ii) when sent by facsimile (with hard copy to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (iii) when sent by electronic mail (with hard copy to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (iv) one (1) Business Day after being sent by reputable overnight express courier (charges prepaid), or (v) three (3) Business Day following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, requests, demands and communications to the Parties shall be sent to the addresses indicated below:

if to Kellwood:

Kellwood Company
600 Kellwood Parkway
Chesterfield, MO 63017
Facsimile:	314-576-3388
Attention:	General Counsel
Email:	Keith.Grypp@Kellwood.com

if to Vince:

Vince, LLC
1441 Broadway – 6th Floor
New York, New York 10018
Facsimile: [ ]
Attention: Jill Granoff
Email: [ ]

8.7 Successors and Assigns. Neither this Agreement nor the rights or obligations of the Parties hereunder are assignable in whole or in part by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided that either Party may, without the consent of the other Party, assign all or part of this Agreement to such Party’s lenders as collateral, such Party’s Affiliates or in connection with any transfer or disposition of all or any material portion of such Party’s business.

8.8 Amendment and Waiver.

(a) No failure or delay on the part of the Service Provider or the Recipient in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Parties at law, in equity or otherwise.

(b) Any amendment, supplement, or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any Party from the terms of any provision of this Agreement, shall be effective: (i) only if it is made or given in writing and signed by all the Parties; and (ii) only in the specific instance and for the specific purpose for which made or given.

8.9 Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8.10 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

8.11 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any conflict of law principles thereof.

8.12 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

8.13 Entire Agreement. This Agreement, together with the Schedules and exhibits hereto, are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings relating to the subject matter hereof, other than those set forth or referred to herein or therein. This Agreement, together with the Schedules and exhibits hereto, supersede all prior agreements and understandings between the Parties with respect to such subject matter. In the event of any conflict between this Agreement, the Schedules, and the exhibits, the order of precedence shall be: this Agreement, the Schedules, and then the exhibits.

8.14 Further Assurances. Each Party shall cooperate and use commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to effectuate the provisions and purposes of this Agreement, including the execution of any additional documents or instruments and the taking of all such other actions as a Party may reasonably be requested to be taken by the other Party from time to time, consistent with the terms of this Agreement. Vince shall use reasonable best efforts to remove or replace any guaranties, letters of credit or similar instruments of Kellwood to the extent (and only to the extent) such instruments relate to assets owned by Vince.

8.15 Publicity. Except as set forth in Section 5.1, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued without advance approval of the form and substance thereof by the Recipient and the Service Provider.

*        *        *         *        *        *        *        *         *

IN WITNESS WHEREOF, each of the parties hereto, by its duly authorized representative, has executed this Shared Services Agreement as of the Effective Date.

KELLWOOD COMPANY, LLC

By:
Name:
Title:

VINCE, LLC

By:
Name:
Title:

[Signature Page to Shared Services Agreement]